Exhibit P

Code of Ethics

JOINT CODE OF ETHICS
McCullough, Andrews, & Cappiello, Inc.
Cappiello-Rushmore Trust

WHEREAS, McCullough, Andrews & Cappiello, Inc. (the "Adviser " or "MAC") is a registered investment adviser under the Investment Advisers Act of 1940 and provides investment advisory services to investment companies and other clients; and

WHEREAS, the investment advisory business involves decisions and information that may have at least a temporary impact on the market price of securities, thus creating a potential for conflicts of interest between investment advisers and their clients; and

WHEREAS, the Adviser has a fiduciary duty with respect to each portfolio under management, its shareholders and to other clients who must take precedence over the interests of the Adviser, its officers and employees, thus requiring adherence to the highest standards of conduct by the officers and employees of the Adviser; and

WHEREAS, practical steps must be taken to ensure that no action is taken by an officer or employee of the Adviser which is, or appears to be, adverse to the interests of the Adviser or any of its client accounts, including the definition of standards of conduct for such employees, while at the same time avoiding unnecessary restrictions on the actions of such officers and employees; and

WHEREAS, the Cappiello-Rushmore Trust (the "Trust") is an open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act"); and

WHEREAS, the Trust is advised by the Adviser and the Trust has no personnel to carry out the administration of the investment activities of the Trust, which services are provided by MAC.

WHEREAS, the Board of Trustees ("Trustees") of the Trust has received a certification from the Adviser that the procedures contained in the following Code of Ethics (the "Code") are reasonably designed to prevent access persons from materially violating the Code and procedures set forth below; it is

RESOLVED, that the Directors of the Adviser and the Trustees of the Trust hereby adopt the following Code:

Summary of Code of Ethics

This Code of Ethics is designed to apply both to McCullough, Andrews, & Cappiello, Inc. ("MAC") as well as Cappiello-Rushmore Trust (the "Trust") because the Trust relies solely upon MAC for all investment decisions and investment services and has no personnel engaged in investment activities.

This Code is based on the guiding principle that has always motivated the entire business of the Trust and MAC: the interest of our shareholders and clients (collectively "clients") is our top priority. The Trustees and MAC's officers and employees have a fiduciary duty to the clients. For this relationship to work, clients must have complete trust and confidence in us. When the potential for conflict arises, it is our obligation to put clients' interests first.

Background

MAC and the Trust view this Code as a living document that exists to ensure that the interests of our clients are continually protected. MAC and the Trust review the Code regularly and, with the approval of our counsel, update it to keep current with changes in the industry.

Objectives

The principal purpose of the Code is to ensure that when employees of MAC and the Trust, including officers and Trustees of the Trust and officers and directors of MAC (all hereinafter referred to as "Employee(s)") buy or sell securities for their personal account, they do not create actual or potential material conflicts with client accounts. Everything in this Code is governed by and subject to that purpose. We believe that portfolio managers buying and selling for their own account is an important element of personal freedom, and can help us to recruit and retain the very best people, many of whom want to participate directly in the markets. We do not, however, allow them or any Employees to use information about MAC's investment recommendations or the Trust's transactions for their personal profit or to refrain from acting for the firm's best interest for their personal benefit.

General Provisions

New Employees are briefed on the Code and are given a copy when hired. Within one week of the commencement of their employment, they must indicate in writing that they have read the Code and agree to its provisions. After that, we require Employees at the beginning of each year to review the Code and acknowledge in writing by January 31 that their personal investing has complied with its requirements.

A.    Personal transactions: The Code requires all Employees to report their personal securities transactions to MAC. This includes activity in any account where an Employee has a monetary or other beneficial or personal interest, direct or indirect (hereafter designated by the word "beneficial").

B.    Reportable securities: The Code applies to the buying and selling of virtually all securities, including options and futures on groups of securities or securities indexes. The SEC has exempted from reporting certain securities, including open-end mutual funds, certificates of deposit, and short-term government obligations.

C.    Brokerage accounts: All Employees must conduct their beneficial investing through a MAC approved brokerage account. This practice helps to achieve compliance with the Code and allows MAC to more easily monitor personal account activity on an ongoing basis.

D.    Reporting requirements: All Employees must report their beneficial transactions to MAC. How often depends on whether they are "access" or "non-access" people.

  "Access" people are officers and Employees with access to MAC's investment research, recommendations, and/or transactions. This includes portfolio managers, research analysts, the trader, and senior executives, which includes the Chairman of the Board and the President of MAC and the Trust. "Access" people must report all securities beneficially owned by them at the time that they become "Access" people. "Access" people must also report all beneficial transactions and holdings at least quarterly; which also assures that a holdings report is made by December 31 of each year.

  "Non-access" people must report all beneficial transactions annually.

E.    General restrictions: The following restrictions also apply to all Employees. They may not directly or indirectly:

  knowingly buy or sell a security just before transactions in the same or equivalent securities (e.g., convertible preferred stocks or bonds) by MAC for the Trust or any other of MAC's customer's accounts;
  cause or prevent client activity for personal benefit;
  use knowledge about fund transactions for personal benefit;
  sell short any security, unless the Employee already owns the security in his or her personal account. (Selling short involves borrowing securities from a brokerage for return at a future date. The investor sells the stock in the expectation that the security's price will decline by the time he or she has to buy it back.);
  engage in "excessive" trading in a beneficial account;
  participate in initial public offerings, hedge funds, investment clubs, or similar groups;
  use options or futures to take positions in securities which would not be allowed under the Code;
  accept gifts from a vendor of a value greater than $100.
F.    Added Provisions for "Access" Employees

  In addition to these general provisions, there are certain requirements that apply only to MAC's and the Trust's "Access" persons - those defined as such in Rule 17j-1 or who have access to information about MAC's investment research, recommendations and client transactions, as follows:

  Pre-clearance of trades: Under the Code, "Access" persons must get permission from MAC before making a beneficial transaction. We restrict pre-clearance when client trades are pending.

G.    Added Provisions for Investment Personnel and Senior Executives

  Investment personnel and senior executives are subject to the above general provisions and provisions for "access" persons, as well as to some additional requirements, as follows:

  Research recommendations: When a MAC analyst issues a research recommendation on a company, investment professionals and senior executives must wait two business days before they can trade in the securities of that company for their beneficial accounts.

H.    Furthermore, investment personnel and senior executives:

  must get approval from MAC to participate in private placement transactions and initial public offerings must disclose all securities holdings within seven days of joining the company and annually thereafter, unless otherwise more frequently required.

Additionally, investment personnel have an affirmative duty to recommend suitable securities for the benefit of clients.

I.    Additional restriction for portfolio managers: Portfolio managers may not beneficially buy or sell a security either seven calendar days before or after their fund buys or sells the same security.

J.    Exemption for Disinterested Directors/Trustees: A disinterested director/trustee is exempt from the initial, quarterly and annual reporting requirements of this Code so long as at the time of the personal transaction in the reportable security, the disinterested director/trustee neither knew, nor, in the ordinary course of fulfilling his official duties as a director/trustee of MAC or the Trust, should have known that during the 15-day period immediately preceding or after the date of the transaction in the reportable security by the disinterested director/trustee the reportable security was purchased or sold by MAC or the Trust, or considered for purchase or sale.

Monitoring and Enforcement

We take seriously our responsibility to oversee and enforce this Code of Ethics. MAC's investment compliance officer's mandate is to supervise MAC's compliance and internal control activities. A compliance audit committee, comprised of the Chairman and President of MAC, oversees the compliance function. MAC undertakes significant efforts to educate Employees through orientation training and annual review sessions. The Trust's compliance officer is responsible to the Trust to review all of the activities and provide quality assurance to the Trustees of the Trust.

MAC's compliance officer has primary responsibility for ensuring that Access people and Employees are following all of the provisions of the Code. MAC's compliance officer also sees that the appropriate procedures and systems are in place to monitor compliance. These include review of all transactions, obtaining and holding reports and instituting preventative controls that seek to eliminate inadvertent violations of the Code. In addition, the compliance officer and the Trust's compliance officer along with others in senior management, recommend modifications to the Code to ensure that it continues to provide adequate safeguards and keeps pace with changes in the industry.

No less frequently than annually MAC will furnish to its Board of Directors and to the Trustees of the Trust and to the Board of Directors of any other fund it services, and such boards of directors must consider, a written report that:

(A) Describes any issues arising under the Code of Ethics or procedures since the last report to the boards of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(B) Certifies that MAC has adopted procedures reasonably necessary to prevent Access persons from violating the Code.

When there is reason to believe an Employee or Access person has violated the Code, the MAC and Trust compliance officers will conduct an in-depth review. As part of this process, the Employee has an opportunity to present his or her side of the story. The compliance officers then decide or recommend the appropriate action to take. The compliance audit committees of MAC and the Trust then meet to review the compliance officer's recommendations.

Sanctions under the Code range in severity from a caution administered by the compliance officers to warnings, fines, dismissal, referral to the SEC or other civil regulatory authorities, and ultimately referral for criminal prosecution.

This Code of Ethics has been carefully designed to meet the requirements of Rule 17j-1 of the Investment Company Act of 1940 as amended. Such requirements may change and they are subject to interpretation. Therefore, this Code of Ethics incorporates all requirements for codes of ethics mandated by rule or regulation of the Securities and Exchange Commission or other appropriate regulatory authority, to the extent that this Code of Ethics is required to, but does not contain such requirements. Any matter in this Code of Ethics which is contrary to effective compliance with such requirements shall be considered null and void.